EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Applied Minerals, Inc. of our report, dated March 15, 2012 included in Annual Report on Form 10-K of Applied Minerals, Inc., filed on March 18, 2013, relating to the consolidated balance sheet of Applied Minerals, Inc. as of December 31, 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the years ended December 31, 2011 and 2010,  and the cumulative period from inception (January 1, 2009) through December 31, 2011.  We further consent to the reference to our firm as “experts” in the Registration Statement.

 /s/PMB Helin Donovan, LLP
PMB Helin Donovan, LLP
Spokane, WA
September 30, 2013